EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Biopure Corporation 2002 Omnibus Securities and Incentive Plan, as amended, and Stock Option Agreement dated June 25, 2002 of our report dated December 9, 2002 (except for Note 12, as to which the date is December 31, 2002), with respect to the consolidated financial statements of Biopure Corporation included in its Annual Report (Form 10-K) for the year ended October 31, 2002, filed with the Securities and Exchange Commission.

                              /s/ Ernst & Young LLP
Boston, Massachusetts
April 9, 2003